Exhibit 6.10

NEWSMAX INC.
STOCK OPTION GRANT NOTICE AND OPTION AGREEMENT
(2025 Omnibus Equity Incentive Plan)

As a key leader in our business, you are in a position to have significant influence on the performance and success of Newsmax Inc., a Florida corporation (the “Company”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted an option to purchase shares of the Common Stock. This award is subject to the terms and conditions of the Newsmax Inc. 2025 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”), this Grant Notice, and the following Stock Option Agreement. Capitalized terms used in this Grant Notice but not defined herein shall have the meanings ascribed to such terms in the Stock Option Agreement to which this Grant Notice is attached or in the Plan. The details of this award are indicated below.

Optionee:
Date of Grant:
Number of Shares subject to the Option:
Exercise Price Per Share:
Type of Option:
Expiration Date:
Vesting:

Newswmax, Inc., a Florida corporation

By:
Its:

NEWSMAX INC.

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (together with the above grant notice (the “Grant Notice”), the “Agreement”), and the Early Exercise Rider (the “Rider”) hereto, are made and entered into as of the date set forth on the Grant Notice by and between Newsmax Inc., a Florida corporation (the “Company”), and the recipient of the Option (as defined below) (the “Optionee”) whose name is set forth in the Grant Notice.

A. Pursuant to the Plan, the Administrator has determined that it is to the advantage and best interest of the Company to grant to Optionee an option to purchase the number of shares of Common Stock (the “Shares”) set forth on the Grant Notice, at the Exercise Price per Share set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Option”).

B. Capitalized terms used but not defined in this Agreement shall have the meanings scribed to such terms in the Plan. For purposes of this Agreement, the following definitions shall apply:

(i) “Termination” shall mean the termination (including resignation) of the employment or service of Optionee with the Company and all Affiliates thereof (including because of Optionee’s employer ceasing to be an Affiliate of the Company). For purposes of this Agreement, Termination will not occur when Optionee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six (6) months or less, which does not in fact exceed six (6) months, will not result in Termination for purposes of this Agreement. However, Termination will occur when an approved leave described in this Section B ends, unless Optionee immediately returns to active work or immediately recommences services to the Company (as applicable).

(ii) “Termination Date” shall mean the date of Optionee’s Termination.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, Optionee and the Company hereby agree as follows:

1. Acceptance of Agreement. Optionee has reviewed all of the provisions of the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan and this Agreement, and, solely as they relate to this Option, the applicable provisions (if any) contained in a written employment or service agreement between the Company or an Affiliate and Optionee. Optionee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant and Terms of Stock Option.

2.1 Grant of Option. Pursuant to this Agreement, the Company has granted to Optionee the right and option to purchase, subject to the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares set forth on the Grant Notice at a purchase price per Share equal to the Exercise Price per Share set forth on the Grant Notice. An Option granted pursuant to the Grant Notice and this Agreement shall be [an ISO/a Nonqualified Stock Option].

2.2 Vesting and Term of Option. This Section 2.2 is subject to the provisions of the Plan and the other provisions of this Agreement and the Rider.

2.2.1 This Option shall vest and become exercisable as described in the Grant Notice.

2.2.2 The “Term” of this Option shall begin on the Date of Grant set forth in the Grant Notice and end on the Expiration Date specified in the Grant Notice. No portion of this Option may be exercised after the expiration of the Term.

2.2.3 Except as otherwise provided in the Grant Notice, in the event of Optionee’s Termination for any reason other than death, Disability, or Cause:

2.2.3.1 the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

2.2.3.2 the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled on the earlier of:

(a) the expiration of the Term and

(b) ninety (90) days after such Termination Date.

2.2.4 Except as otherwise provided in the Grant Notice, in the event of Termination due to death or Disability:

2.2.4.1 the portion of this Option that is not vested and exercisable as of the Termination Date shall not continue to vest and shall be immediately cancelled and terminated; and

2.2.4.2 the portion of this Option that is vested and exercisable as of the Termination Date shall terminate and be cancelled on the earlier of (a) the expiration of the Term and (b) the date that is six (6) months after the Termination Date.

2.2.5 In the event of Optionee’s Termination for Cause, or if after the Termination, the Administrator determines that Cause existed before such Termination, this entire Option shall not continue to vest, shall be cancelled and terminated as of the Termination Date, and shall no longer be exercisable as to any Shares, whether or not previously vested.

3. Exercise and Payment.

3.1 General. Except in the case of an Early Exercise, no portion of the Option granted pursuant to this Agreement which is eligible to be exercised may be exercised until the earlier of (i) the date the Company has concluded an initial public offering (including under Regulation A promulgated under the Securities Act of 1933), (ii) the date immediately prior to the specified effective date of a Change in Control, or (iii) nine and one-half (9-1/2) years from the Grant Date (any such event, an “Exercise Trigger”).

3.2 Method of Exercise. Each election to exercise the Option shall be subject to the terms and conditions of the Plan, this Agreement (including, in the case of an Early Exercise, the Rider), and shall be in writing, substantially in the form attached hereto as Exhibit A, signed by Optionee or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and this Agreement (including the Rider) (as applicable), and received by the Company at its principal offices, accompanied by a cash payment in full as provided in the Plan or in this Agreement. Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise. Upon the Company’s determination that this Option has been validly exercised as to any of the Shares, the Company may issue certificates in Optionee’s name for such Shares, or register the ownership of the Shares in the form of book entry). If the Company has a shareholders agreement in effect at the time that the Option is exercised, then the issuance of Shares shall be conditioned on Optionee signing such shareholders agreement and being bound by the terms thereof.

3.3 Restrictions on Exercise. No Shares will be issued pursuant to the exercise of this Option unless and until the issuance of the Shares is in full compliance with all applicable requirements of the Securities Act of 1933 (“Securities Act”), as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Administrator, to comply with any Applicable Laws. In addition, Optionee shall not sell any Shares acquired upon exercise of this Option at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. Any other provision of this Agreement notwithstanding, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Administrator determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

3.4 Method of Payment. Payment of the Exercise Price shall be made in full at the time of exercise (a) by the delivery of cash or check acceptable to the Administrator, including an amount to cover the withholding taxes (as provided in Section 7.11) with respect to such exercise, or (b) any other method, if any, approved by the Administrator, including (i) by means of consideration received under any cashless exercise procedure, if any, approved by the Administrator in its sole discretion (including the withholding of Shares otherwise issuable upon exercise) or (ii) any other form of consideration approved by the Administrator in its sole discretion and permitted by Applicable Laws.

3.5 No Rights as a Shareholder. Until the Shares are issued to Optionee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

4. Non-Transferability of Option. Except as provided below or with the prior written consent of the Administrator (which may be withheld or delayed for any reason), this Option may not be sold, assigned or transferred in any manner, pledged or otherwise encumbered other than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during the lifetime of Optionee only by Optionee or Optionee’s guardian or legal representative. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the Termination Date, be exercised by Optionee’s executor or administrator, or the person or persons to whom Optionee’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of Optionee shall take rights herein granted subject to the terms and conditions of this Agreement and the Plan.

5. Restrictions; Restrictive Legends. Ownership and transfer of Shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions contained in, the Company’s Certificate of Incorporation or Bylaws, as amended from time to time, restrictions imposed by Applicable Laws and restrictions set forth or referenced in legends imprinted on certificates representing such Shares.

6. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Administrator and give Optionee the right to exercise this Option prior to such date as to all or any part of the optioned stock, including Shares as to which this Option would not otherwise be exercisable.

7. Accredited Investor. The Optionee represents and warrants to the Company that the Optionee is an “Accredited Investor” as such term is defined under the Securities Act of 1933, as amended. The Optionee hereby agrees to return to the Company, on the date hereof, a completed and signed Accredited Investor Questionnaire, in the form attached hereto as Exhibit B. The Optionee understands that the Company will rely upon accuracy and truth of the foregoing representations in this Section 7 and the attached Accredited Investor Questionnaire and hereby consents to such reliance.

8. General.

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida, without regard to the conflicts of law provisions of Florida or any other jurisdiction.

8.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Option and the parties hereto shall act in all matters as if Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

8.3 No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its Subsidiaries, express or implied, to employ Optionee or to enter or maintain any contract for Optionee’s services, to restrict the Company’s or such Subsidiary’s right to discharge Optionee or cease contracting for Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between Optionee and the Company or any Affiliate.

8.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for Shares as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement and the Plan shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

8.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

8.7 No Assignment. Except as otherwise provided in this Agreement, Optionee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld or delayed in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement.

8.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

8.9 Equitable Relief. Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, Optionee agrees that the Company shall be entitled to injunctive and other equitable relief (without any requirement to post a bond or other security), and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

8.10 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida located in Palm Beach County, and the Company and Optionee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Optionee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida located in Palm Beach County, and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

8.11 Taxes. By agreeing to this Agreement, Optionee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of Optionee and/or to deduct from the Shares or cash otherwise issuable hereunder or other compensation payable to Optionee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) in respect of this Option, its exercise or any payment or transfer under or with respect to this Option.

8.12 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

8.13 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

8.14 Data Privacy. Optionee agrees that all of Optionee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its Affiliates and the designated broker and its affiliates to administer and manage Optionee’s participation in the Plan.

8.15 Acknowledgments of Optionee. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Grant Notice, the Plan and this Agreement.

8.16 Complete Agreement. The Grant Notice, this Stock Option Agreement, the Plan, and the applicable provisions contained in a written employment agreement between the Company or an Affiliate and Optionee (if any) constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

8.17 Waiver. Optionee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee.

8.18 Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.19 Amendments and Termination. To the extent permitted by the Plan, this Agreement (and any part thereof) may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of an Optionee under this Option without such Optionee’s consent. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Optionee’s economic rights.

8.20 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING OR IN CONNECTION WITH THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG THE PARTIES OR BETWEEN OR AMONG ANY OF THEIR RESPECTIVE OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

8.21 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Option granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Optionee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Optionee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

8.22 Section 409A. The parties intend for the Option to be exempt from Section 409A of the Code or, if not so exempt, to be treated in a manner which complies with the requirements of such section, and intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement or the Option needs to be modified in order to comply with Section 409A of the Code, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s Termination Date (or death, if earlier).

8.23 Clawback of Incentive Compensation. If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), or (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Administrator may require Optionee to repay (in which event, Optionee shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, Optionee shall immediately forfeit to the Company) to the Company, and Optionee hereby agrees to so repay or forfeit, that portion of the Incentive Compensation (as defined below) received by Optionee during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Administrator determines was in excess of the amount of Incentive Compensation that Optionee would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of Optionee for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Administrator of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total shareholder return) based upon which the Incentive Compensation was received. The amount of the Incentive Compensation to be recouped shall be determined by the Administrator in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Administrator’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Incentive Compensation shall be deemed received, either wholly or in part, in the fiscal year during which the financial reporting measure specified in such Incentive Compensation award is attained (or with respect to, or based upon the achievement of, such financial reporting measure, such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. For purposes of this Section 7.23, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of: (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement. For the purposes of this Agreement, “Incentive Compensation” shall mean any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total shareholder return). For the avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.

* * * * * *

Rider to the Stock Option Agreement -- Early Exercise of this Option

This Early Exercise Rider (the “Rider,”) together with the above Stock Option Agreement (the “Agreement”), is made and entered into as of the date set forth on the Agreement by and between Newsmax Inc., a Florida corporation (the “Company”) and the individual (the “Optionee”) set forth on the Agreement. Capitalized terms used in this Rider which are not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Company has determined that it is in the best interests of the Company to set forth additional terms and conditions whereby Optionee may exercise the Option pursuant to this Rider;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Agreement, Optionee and Company agree as follows:

1. Early Exercise. Notwithstanding the terms of the Section 7 of the Plan or Section 3.2 of the Agreement, following the occurrence of an Exercise Trigger, Optionee may, pursuant to the terms and conditions of this Rider, elect to exercise the Option prior to its full vesting and receive Unvested Shares (an “Early Exercise”) as set forth in this Section. The Option shall become subject to Early Exercise in                 installments, on                                      anniversary(ies) of the Date of Grant. In this Rider, the term “Vested Shares” means (a) Shares issued upon the exercise of this Option after the Vesting Date, or (b) Shares that have been issued in an Early Exercise in accordance with the Rider and the Option with respect to which would have become vested, as of the time of determination, if Early Exercise had not occurred; and the term “Unvested Shares” means Shares issued pursuant to the Early Exercise which have not become Vested Shares.

2. Method of Exercise. If the Early Exercise is, in part or in whole, for Unvested Shares, then Optionee shall (i) follow the exercise procedures set forth in Section 3 of the Agreement, and (ii) adhere to the additional requirements set forth in this Rider, in each case with respect to such Unvested Shares.

3. Company’s Repurchase Option for Unvested Shares. If a Termination occurs and prior to Termination Optionee has acquired Unvested Shares by Early Exercise of the Option, then the Company (and/or its assignee(s)) shall have the option to repurchase all or a portion of Optionee’s Unvested Shares, as of the date of Optionee’s Termination on the terms and conditions set forth in this Section 3 (taking into account any Shares that became Vested Shares as a result of the Termination, if any).

3.1 Exercise of Repurchase Option. Subject to the provisions of this Section 3, at any time within one hundred eighty (180) days after Optionee’s Termination Date(the “Repurchase Period”), the Company and/or its assignee(s) may elect to repurchase from Optionee (or from Optionee’s personal representative, as applicable) any or all of Optionee’s Unvested Shares at the Repurchase Price, as defined below, by giving Optionee written notice of exercise of the Repurchase Option. The Company shall pay to the holder of the Unvested Shares the Repurchase Price with respect to each such Unvested Share, and Optionee shall promptly return to the Company any certificate(s) representing the Unvested Shares being purchased, and sign any documents requested by the Company or such assignee in connection with the transfer of the Unvested Shares. For avoidance of doubt, notwithstanding the Section 15 of the Plan, Optionee may sell in an arm’s length transaction Unvested Shares prior to Optionee’s Termination Date and may Transfer Optionee’s Unvested Shares after the end of the Repurchase Period. Optionee may not Transfer any Unvested Shares during the Repurchase Period.

3.2 Calculation of Repurchase Price for Unvested Shares. The “Repurchase Price” of the Unvested Shares shall mean the price per Share which is the lower of (i) Optionee’s Exercise Price of the Unvested Shares, as such may be proportionately adjusted for any equitable adjustments resulting from a Change in Capitalization of the Company as set forth in Section 5 of the Plan, or (ii) the Fair Market Value of the Unvested Shares.

3.3 Payment of Repurchase Price. The Repurchase Price shall be payable, at the sole option of the Company or its assignee, by check or by cancellation of all or a portion of any outstanding indebtedness owed by Optionee to the Company and/or such assignee, or by any combination thereof. The Repurchase Price shall be paid without interest within the Repurchase Period described in Section 3.1 above; provided, however, that if the seller is the obligor under any note or similar instrument payable to the Company or such assignee, such price may alternatively be paid by set-off of any claims against any amounts then payable under such note or similar instrument. Notwithstanding anything to the contrary herein, all repurchases of Unvested Shares by the Company pursuant to this Repurchase Option shall be subject to applicable restrictions under applicable law, applicable securities laws, and in the Company’s and any of its Affiliates’ debt and equity financing agreements. If any such restrictions prohibit (i) the repurchase of Unvested Shares hereunder that the Company is otherwise entitled or required to make or (ii) dividends or other transfers of funds from one or more subsidiaries to the Company to enable such repurchases, then the Company may pay the Repurchase Price or any portion thereof and make such repurchase by issuing a promissory note (under such terms as determined by the Board) or defer the closing of such repurchase until it is permitted to make such repurchases or receive funds from subsidiaries under such restrictions and all time periods set forth in this Section 3 shall be tolled accordingly.

3.4 Termination of Rights as Stockholder. If the Repurchase Option is exercised or deemed to be exercised in accordance with this Section 3 and the Company pays the consideration for the Unvested Shares being repurchased in a manner permitted under Section 3.3, then Optionee and any person from whom the Unvested Shares are repurchased shall no longer have any rights as a holder of the Unvested Shares (other than the right to receive the Repurchase Price in a manner permitted under Section 3.3). Such Unvested Shares shall be deemed to have been repurchased pursuant to this Section 3, whether or not the certificate(s), if any, for such Unvested Shares have been delivered to the Company or the Repurchase Price for such Unvested Shares has been accepted by Optionee or any selling person.

3.5 Assignment of Repurchase Right. The Board may freely assign the Company’s Repurchase Option, in whole or in part. Any person who accepts an assignment of the Repurchase Option from the Company shall assume all of the Company’s rights and obligations under this Section 3.

4. Repayment of Proceeds of Sold Unvested Shares. If a Termination occurs, and (i) prior to the Termination Optionee has acquired Unvested Shares by Early Exercise of the Option (determined after taking into account any Shares that become Vested Shares as a result of such Termination) and (ii) prior to the Termination such Unvested Shares were sold (“Sold Unvested Shares”), then Optionee shall pay to the Company the Proceeds with respect to the Sold Unvested Shares. The “Proceeds” shall mean the excess, if any, of (i) the aggregate price at which Optionee sold the Sold Unvested Shares, over (ii) the aggregate Exercise Price paid by Optionee to the Company with respect to the Sold Unvested Shares.

5. Section 83(b) Election for Unvested Shares. Optionee shall make, no later than thirty (30) days from the date on which any Unvested Shares are issued, an election pursuant to Section 83(b) of the Code as a condition of Early Exercise of the Option for Unvested Shares. A form for making this election is attached as Exhibit D to the Agreement. Optionee represents and warrants that he or she understands the federal, state and local income tax consequences of the exercise of this Option, or any portion hereof, for Unvested Shares. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Optionee as the forfeiture restrictions lapse. OPTIONEE ACKNOWLEDGES THAT IT IS OPTIONEE’S SOLE RESPONSIBILITY, AND NOT THAT OF THE COMPANY, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF OPTIONEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON ITS BEHALF. MOREOVER, OPTIONEE IS RELYING SOLELY ON ITS OWN ADVISORS WITH RESPECT TO ITS DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

EXHIBIT A

NOTICE OF EXERCISE

Date:

Holder Name:
Address:

To	Newsmax Inc. (the “Company”)
Attention:
Address:

1.	I was granted an option (the “Option”) to purchase shares of Common Stock (the “Shares”) pursuant to the Company’s 2025 Omnibus Equity Incentive Plan (the “Plan”) my Stock Option Agreement (together with the Grant Notice to my Stock Option Agreement, the “Agreement”) and the Early Exercise Rider to the Agreement (the “Rider”)) as follows:

(a)	Date of Grant:

(b)	Number of Shares:

(c)	Exercise Price per Share:	$

2.	I hereby elect to exercise the Option to purchase the following number of Shares:

(a)	Total number of Shares purchased hereby: ____________ (“Acquired Shares”)

(b)	Total Exercise Price

(Acquired Shares X Exercise Price per Share): $___________

3.	Payment method. _______________.

4.	Repurchase Option. If the Shares with respect to which the Option was exercised hereunder were Unvested Shares, as defined in the Agreement, the Acquired Shares shall be “Unvested Acquired Shares.” I acknowledge that the Unvested Acquired Shares remain subject to the Company’s Repurchase Option, in accordance with the terms of the Agreement and the Rider.

5.	Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company in connection with exercise of the Option. I am including $______________ to satisfy such withholding obligations.

6.	Binding Effect. I agree that the Acquired Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Agreement, the Grant Notice, the Rider, and the Plan, to which I hereby expressly assent. This agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns. All terms used but not defined herein shall have the meaning set forth in the Agreement (including the Grant Notice and the Rider) (or the Plan, if not otherwise defined in the Agreement).

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IMPORTANT NOTE: UNVESTED ACQUIRED SHARES ARE SUBJECT TO REPURCHASE BY THE COMPANY. IN ORDER TO EXERCISE THE OPTION WITH RESPECT TO ANY UNVESTED SHARES, YOU ARE REQUIRED FILE AN 83(b) ELECTION WITH THE INTERNAL REVENUE SERVICE. PLEASE CONSULT WITH YOUR TAX ADVISER CONCERNING THE ADVISABILITY OF FILING AN 83(b) ELECTION WITH THE INTERNAL REVENUE SERVICE WHICH MUST BE FILED WITHIN THIRTY (30) DAYS AFTER THE PURCHASE OF THE SHARES TO BE EFFECTIVE.

Very truly yours,

[____________]

Receipt of the above is hereby acknowledged.

Newsmax Inc.

By:
Name:
Title:

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Exhibit B

Accredited Investor Questionnaire

In connection with option award grant of Class B Common Stock (the “Option Grant”) of Newsmax Inc., a Florida corporation (the “Company”), I, the undersigned grantee (“Grantee”) understand that the Option Grant is contingent upon my status as an “Accredited Investor” as defined pursuant to the terms of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Option Grant, I have reviewed and completed the Accredited Investor Questionnaire set forth below:

As of this date, the Grantee receiving the Option Grant is (check the appropriate category):

____	A natural person whose individual net worth, or joint net worth with that individual’s spouse, exceeds $1,000,000, excluding the net equity value of such individual’s primary residence, if any, but including as a liability the amount by which any indebtedness secured by such residence exceeds the value of such residence (within the meaning of such terms as used in Rule 501 under the Securities Act):

____	A natural person who had individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. Individual income is defined as adjusted gross income (as reported for federal income tax purposes), else any income earned by a spouse or from property owned by a spouse increased by the following amounts (not attributable to a spouse): (i) the amount of any tax exempt interest income received, (ii) the amount of losses claimed a limited partner in a limited partnership, and (iii) any deductions claimed for depletion.

____	A director or executive officer of the Company.

____	An entity in which all equity owners are accredited investors.

____	Not an Accredited Investor.

Name:

Date:

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EXHIBIT C

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, and pursuant to that certain Stock Option Agreement, dated as of _____________ __, 20__, the undersigned hereby sells, assigns and transfers unto _______________________ ___ shares of the Common Stock of Newsmax Inc., standing in the undersigned’s name on the books of said corporation, and does hereby irrevocably constitute and appoint ______________________ as attorney-in-fact to transfer said stock on the books of said corporation, with full power of substitution in the premises.

Dated: __________________, 20__

Instructions: Do not complete any fields other than the signature line.

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EXHIBIT D

83(b) ELECTION

(see attached)

ELECTION UNDER SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned Taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the excess, if any, of the fair market value of the property described below at the time of transfer over the amount paid for such property, as compensation for services in the calculation of: (1) regular gross income; (2) alternative minimum taxable income; or (3) disqualifying disposition gross income, as the case may be.

1.	TAXPAYER’S NAME:

TAXPAYER’S ADDRESS:

SOCIAL SECURITY NUMBER:

2.	The property with respect to which the election is made is described as follows: _______ shares of Common Stock of Newsmax Inc. (the “Company”), which were transferred upon exercise of an option by the Company, which is Taxpayer’s employer or the corporation for whom the Taxpayer performs services.

3.	The date on which the shares were transferred pursuant to the exercise of the option was ____________________, _____ and this election is made for calendar year _______.

4.	The shares received upon exercise of the option are subject to the following restriction: The Company may repurchase all or a portion of the shares at Taxpayer’s original purchase price per share (or, if lower, the fair market value of such shares at the time of the repurchase), under certain conditions at the time of Taxpayer’s termination of employment or services.

5.	The fair market value of the shares (without regard to restrictions other than restrictions which by their terms will never lapse) was $_____ per share x _______ shares = $_______ at the time of exercise of the option.

6.	The amount paid for such shares upon exercise of the option was $____ per share x ________ shares = $________.

7.	The Taxpayer has submitted a copy of this statement to the Company.

8.	The amount to include in gross income is $______________.

THIS ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (“IRS”), AT THE OFFICE WHERE THE TAXPAYER FILES ANNUAL INCOME TAX RETURNS, WITHIN 30 DAYS AFTER THE DATE OF TRANSFER OF THE SHARES. THE ELECTION CANNOT BE REVOKED WITHOUT THE CONSENT OF THE IRS.

Dated:
Taxpayer’s Signature

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